Exhibit 10.1

DATED JANUARY 25 2021

AUTOMOBILE CLUB DE L’OUEST (1)

and

MOTORSPORT GAMES INC. (2)

and

LE MANS ESPORTS SERIES LIMITED (3)

Amendment No.1 To

Joint Venture Agreement

In respect of Le Mans Esports Series Limited

THIS AMENDMENT is made on 25 January 2021

BETWEEN:

(1) AUTOMOBILE CLUB DE L’OUEST, a company registered in France with company number W 723 000 156 and whose registered office is at Circuit des 24 Heures, CS 21928, 72 019 Le Mans Cedex 2, France (Party A);

(2) MOTORSPORT GAMES INC., (f/k/a MOTORSPORT GAMING US LLC) a company incorporated in Delaware, USA with file number 4671180 and whose principal office is at 5972 NE 4th Avenue, Miami, FL 33137, USA (Party B);

(3) LE MANS ESPORTS SERIES LIMITED, a company registered in England with company number: 11862316 and whose registered office is at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT (the Company).

BACKGROUND:

(A)	The parties entered into a JV Agreement in respect of the Le Mans Esports Series Limited on 15 March 2019 (the “Agreement”).

(B)	In consideration of the additional initiatives which the parties desire to pursue, the parties now wish to amend the Agreement with respect to the business of the company, the contributions of the parties, shareholdings of the parties, the composition of the board of directors, and the distribution of profits.

(C)	Pursuant to Article 24.2 of the Agreement, the Agreement may only be varied if expressly agreed in writing by a duly authorized director of each party.

(D)	As a result of the additional contributions to be made by Party B in accordance with this Amendment, the shareholdings of the Company shall be amended and Party A shall transfer to Party B as soon as possible but in no event later than January 30, 2021 six (6) of its shares (the Share Transfer) so that as of the Effective Date Party A holds a 49% ownership share in the Company and Party B holds a 51% ownership share in the Company, and upon completion of the Share Transfer:

	i.	Party A will hold 49 A Shares; and

	ii.	Party B will hold 51 B Shares.

(E)	The parties intend to Amend the Articles of Association of the Company so as to establish the following priorities for the distribution of profits:

	i.	Party B will first recoup its additional funding and Royalty Payments (made in accordance with the License Agreement (the License Agreement”) by and between Party A and the Company dated January 25, 2021 with respect to the development, promotion, advertising, distribution and packaging of video gaming products);

ii.	After Party B has recouped its additional capital contribution, the next One Million Six Hundred Thousand Euros (€1,600,000) will be distributed to the parties in accordance with the shareholdings of the Agreement, which for the avoidance of doubt shall be 55% to Party A and 45% to Party B; and

iii.	After the parties have recouped their pro rata share in accordance with this Recital (E)(ii), any further profits will be distributed in such proportions so that Party B receives Fifty-One percent (51%) and Party A received Forty-Nine percent (49%) of such profits.

AGREED TERMS:

1	DEFINITIONS AND INTERPRETATION

	1.1	Capitalized terms used and not defined in this Amendment have the respective meaning assigned to them in the Existing Agreement.

	1.2	Company Board Meeting means a meeting of the Board to approve (i) the appointment of Mike Zoi and James Allen as B Directors of the Company; (ii) the removal of Gerard Neveu as an A Director; (iii) the removal of Stephen Hood as a B Director; (iv) the circulation of the Written Resolution to the Shareholders; and (v) the signing of this Amendment by a director on behalf of the Company;

	1.3	Company Written Resolution means a written resolution of the Shareholders adopting the Amended Articles.

2	AMENDMENTS TO THE EXISTING AGREEMENT

	2.1	Clause 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The primary object of the Company shall be to carry on (i) the creation, development, and publishing of video games based on the FIA World Endurance Championship and the 24 Hours of Le Mans pursuant to the License Agreement (the Licensed Rights) and (ii) the promotion of and running of an electronic sports (Esports) events business replicating races of the FIA World Endurance Championship and the 24 Hours of Le Mans on an electronic gaming platform, including without limitation the 24 of Le Mans Virtual brand based upon.

	2.2	Clause 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The obligations of the Parties are subject to and conditional upon the satisfaction of each of the following conditions:

		3.1.1	the adoption of the Amended Articles by the Company;

		3.1.2	the holding of the Company Board Meeting;

		3.1.3	the passing of the Company Written Resolution;

	3.1.4	the removal of Gerard Neveu as an A Director;

	3.1.5	the removal of Stephen Hood as a B Director; and

	3.1.6	the appointment of Mike Zoi and James Allen as B Directors;

	3.1.7	the appointment of an individual to be mutually agreed upon by Party A and Party B as the CEO.

2.3	Clause 4.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The holders of a majority of the A Shares shall be entitled in accordance with the Articles to appoint up to two persons as directors of the Company and at any time to require the removal or substitution of any A Director so appointed by it pursuant to the powers conferred on the holders of the A Shares pursuant to the Articles.”

2.4	Clause 4.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The holders of a majority of the B Shares shall be entitled in accordance with the Articles to appoint up to three persons as directors of the Company and at any time to require the removal or substitution of any B Director so appointed by it pursuant to the powers conferred on the holders of the B Shares pursuant to the Articles.”

2.5	Clause 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“the Shareholders shall each be entitled to examine the separate books and accounts to be kept by the Company and to be supplied with all relative information, including monthly management accounts and operating statistics and all other trading and financial information in such form as they may reasonably require to keep each of them properly informed about the business of the Company and, if applicable, each subsidiary of the Company and generally to protect their interest; provided, however; Party A shall have the additional right to audit the separate books and accounts of the Company at any time subject to Party A’s delivery of prior written notice to Party B and the Company of Party A’s intent to conduct such audit no less than five (5) Business Days prior to intended date of such audit. ”

2.6	Clause 5.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall comply with the provisions of the Amended Articles;”

2.7	Clause 5.8 of the of the Agreement is hereby deleted in its entirety and replaced with the following:

“the Board will determine the general policy of the Company and, if applicable, each subsidiary of the Company (subject to the express provision of this Agreement) including the scope of their respective activities and operations and the Board will reserve to itself all matters involving major or unusual divisions; provided, however, that each of the following decisions must separately be approved by at least one of the members of the Board appointed by Party A:

5.8.1. to increase the Company’s debt, unless the Company is in urgent need for additional financing for situations including, but not limited to, the Company’s compliance with applicable law, current debt service, or protection of the Company’s assets, as determined by the full Board;

5.8.2. other than strictly pursuant to the priorities for distribution of profits set forth in the Amended Articles, to make any payment of dividends and distribution of profits;

5.8.3. to approve the budget and expenses of the Company (other than expenses covered by Party B’s capital investment set forth in the License Agreement); provided, however, that if Party A’s appointed board member does not approve any new budget, the then-current budget will remain in effect until such time that such approval is granted.

5.8.4 to create or develop new products; and

5.8.5. to make any decision concerning the 24 Hours of Le Mans Virtual program, including, for the avoidance of doubt, the date of the 24 Hours of Le Mans Virtual program and the integration of the Virtual 24 Hours of Le Mans into an Esports series.

Notwithstanding this clause 5.8, at least one board member appointed by Party A must provide approval or disproval of any action set forth in clause 5.8.1 through 5.8.4 within fifteen (15) calendar days from the date such approval is requested otherwise such action shall be deemed approved by the members of the Board appointed by Party A.”

2.8	Clause 7.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Notwithstanding clause 7.2, Party B warrants to Party A that in the event that the Board determines that the Company’s working capital requirements for the development of future games exceeds the Company’s resources, Party B shall contribute such additional funding to the Company (which loan shall bear no interest against the Company) to be repaid when such additional funding is no longer required by the Company, as determined by the Board using the same methodology used by the Board to determine that Party B’s loan to the Company was necessary for the development of future games. With respect to such loan, such repayment shall be made as prior to the Company’s distribution of any Company’s profits.”

2.9	The following language is hereby added to the agreement and included as clause 7.5:

“Notwithstanding clause 7.2, Party B’s recoupment of up to Eight Million Dollars ($8,000,000) which provided by Party B to the Company will be made only by distribution of profits by the Company to Party B, and in no event will Party A be liable for the repayment of such capital contributions.”

2.10	Clause 9 of the Agreement is hereby deleted in its entirety and replaced with the following:

	“9.1	Each Shareholder acknowledges that such Shareholder may transfer any interest in all or any part of such Shareholder’s Shares subject to the restrictions set forth in clause 9.1. and 9.2.1 below.

		9.1.1	Right of First Refusal. Subject to the terms and conditions specified in this clause 9.1.1, each Shareholder shall have a right of first refusal if any other Shareholder (the “Offering Shareholder”) receives a bona fide offer that the Offering Shareholder desires to accept to transfer all or any portion of the Shares such Shareholder’s owns (the “Offered Shares”). Each time the Offering Shareholder receives an offer for a transfer of all or any portion of such Shareholder’s Shares, the Offering Shareholder shall first make an offering of the Offered Shares to the other Shareholders (the “ROFR Rightholders”) in accordance with the following provisions of this clause 9.1 prior to transferring such Offered Shares (other than transfers that (i) are permitted by clause 9.1.1.1, or (ii) are made by a Tag-Along Shareholder upon the exercise of such Shareholder’s Tag-Along right pursuant to clause 9.2. after the ROFR Rightholders have declined to exercise their rights in full under this clause 9.1).

			9.1.1.1.	The provisions of Section 9.1 shall not apply to any transfer by any Shareholder of any of such Shareholder’s Shares to any of the following (a) any affiliate of such Shareholder; (ii) a trust under which the distribution of Shares may be made only to such Shareholder, (iii) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such Shareholder, or (iv) by will or by the laws of intestate succession, to such Shareholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries.

		9.1.2	The Offering Shareholder shall, within five (5) days of receipt of the transfer offer, give written notice (the “Offering Shareholder Notice”) to the Company and the ROFR Rightholders stating that such Shareholder has received a bona fide offer for a transfer of such Shareholder’s Shares and specifying: (A) the amount of Offered Shares to be transferred by the Offering Shareholder; (B) the name of the person who has offered to purchase such Offered Shares (including, to the extent known by the Offering Shareholder after using commercially reasonable efforts to obtain such information, all parties that directly or indirectly hold interests in such person, unless such person is a publicly traded company); (C) the purchase price and the other material terms and conditions of the transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (D) the proposed date, time, and location of the closing of the transfer, which shall not be less than sixty (60) days from the date of the Offering Shareholder Notice.

9.1.3	The Offering Shareholder Notice shall constitute the Offering Shareholder’s offer to transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

9.1.4	By delivering the Offering Shareholder Notice, the Offering Shareholder represents and warrants to the Company and each ROFR Rightholder that: (A) the Offering Shareholder has full right, title, and interest in and to the Offered Shares; (B) the Offering Shareholder has all necessary power and authority and has taken all necessary action to sell such Offered Shares as contemplated by this clause 9.1; and (C) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

9.1.5	Upon receipt of the Offering Shareholder Notice, each ROFR Rightholder shall have ten (10) days (the “ROFR Notice Period”) to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFR Offer Notice”) to the Offering Shareholder and the Company stating that such Shareholder offers to purchase such Offered Shares on the terms specified in the Offering Shareholder Notice. Any ROFR Offer Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder. If more than one ROFR Rightholder delivers a ROFR Offer Notice, each such ROFR Rightholder (the “Purchasing Shareholder”) shall be allocated such Shareholder’s pro rata share (based on such Shareholder’s Percentage Interest) of the Offered Shares, unless otherwise agreed by such Shareholders.

9.1.6.	Each ROFR Rightholder who does not deliver a ROFR Offer Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase the Offered Shares under this clause 9.1, and the Offering Shareholder shall thereafter, subject to the rights of any Purchasing Shareholder and the provisions of clause 9.2, be free to sell the Offered Shares to the purchaser stated in the Offering Shareholder Notice without any further obligation to such ROFR Rightholder pursuant to this clause 9.1.

9.1.7	If no ROFR Rightholder delivers a ROFR Offer Notice in accordance with clause 9.2, then, provided the Offering Shareholder has also complied with the provisions of clause 9.2, to the extent applicable, the Offering Shareholder may, during the 60-day period immediately following the expiration of the ROFR Notice Period (which period may be extended for a reasonable time not to exceed an additional 90 days to the extent reasonably necessary to obtain any required approvals or consents from any governmental authority), transfer all of the Offered Shares to the purchaser stated in the Offering Shareholder Notice on terms and conditions no more favorable to the purchaser than those set forth in the Offering Shareholder Notice. Any Offered Shares not transferred within such time period following expiration of the ROFR Notice Period will be subject to the provisions of this clause 9.1 upon subsequent transfer.

9.1.8.	Each Purchasing Shareholder and the Offering Shareholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this clause 9.1.1, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate to effectuate such sale and purchase.

9.1.9	At the closing of any sale and purchase pursuant to this clause 9.1, the Offering Shareholder shall deliver to the Purchasing Shareholder(s) a certificate or certificates representing the Offered Shares to be sold (if certificated), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefore from such Purchasing Shareholder(s) by certified or official bank check or by wire transfer of immediately available funds.

9.2	Further, each Shareholder acknowledges that such Shareholder may transfer any interest in all or any part of such Shareholder’s Shares subject to the restrictions set forth in clause 9.2. below.

	9.2.1	Tag-Along Right. At any time prior to the consummation of an initial public offering, and subject to the terms and conditions specified in clause 9.1 and clause 9.1.2, if a Shareholder (the “Selling Shareholder”) proposes to transfer any Shares to any person (a “Proposed transferee”), each other Shareholder (each, a “Tag-Along Shareholder”) shall be permitted to participate in such sale (a “Tag-Along Sale”) on the terms and conditions set forth in this clause 9.2.

	9.2.2	The provisions of this clause 9.2.1. shall only apply to transfers in which no ROFR Rightholder has exercised such Shareholder’s rights under clause 9.1 to purchase all of the Offered Shares,.

	9.2.3	Prior to the consummation of any transfer of Shares qualifying under clause 9.2.2, and after satisfying such Shareholder’s obligations pursuant to clause 9.1.1, the Selling Shareholder shall deliver to the Company and each other Shareholder a written notice (a “Sale Notice”) of the proposed Tag-Along Sale as soon as practicable following the expiration of the ROFR Notice Period, and in no event later than five (5) Business Days thereafter. The Sale Notice shall make reference to the Tag-Along Shareholders’ rights hereunder and shall describe in reasonable detail:

		9.2.3.1	The aggregate number and class of Shares the Proposed transferee has offered to purchase (the “Participation Shares”);

		9.2.3.2	The identity of the Proposed transferee;

		9.2.3.3	The proposed date, time, and location of the closing of the Tag-Along Sale;

		9.2.3.4	The purchase price per applicable Unit and the other material terms and conditions of the transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

9.2.3.5	A copy of any form of agreement proposed to be executed in connection therewith.

9.2.4	The Selling Shareholder and each Tag-Along Shareholder timely electing to participate in the Tag-Along Sale pursuant to clause 9.2.5 shall have the right to transfer in the Tag-Along Sale the number of Shares equal to the product of (A) the aggregate number of Shares that the proposed transferee proposes to buy as stated in the Sale Notice and (B) a fraction (x) the numerator of which is equal to the number of Shares on a fully diluted basis then held by the applicable Shareholder and (y) the denominator of which is equal to the number of Shares on a fully diluted basis then held by the Selling Shareholder and all of the Tag-Along Shareholders timely electing to participate in the Tag-Along Sale pursuant to clause 9.2.5 (such amount the “Tag-Along Portion”).

9.2.5	Each Tag-Along Shareholder shall exercise such Shareholder’s right to participate in a Tag-Along Sale by delivering to the Selling Shareholder a written notice (a “Tag-Along Notice”) stating such Shareholder’s election to do so and specifying the number of Shares (up to such Shareholder’s Tag-Along Portion) to be transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-Along Period”).

9.2.6	The offer of each Tag-Along Shareholder set forth in a Tag-Along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-Along Shareholder shall be bound and obligated to consummate the transfer on the terms and conditions set forth in this clause 9.2.

9.2.7.	Each Tag-Along Shareholder who does not deliver a Tag-Along Notice in compliance with clause 9.2.6 shall be deemed to have waived all of such Tag-Along Shareholder’s rights to participate in the Tag-Along Sale with respect to the Shares owned by such Tag-Along Shareholder, and the Selling Shareholder shall (subject to the rights of any participating Tag-Along Shareholder) thereafter be free to sell to the Proposed transferee the Shares identified in the Sale Notice at a per Unit price that is no greater than the applicable per Unit price set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Shareholder than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-Along Shareholders.

9.2.8.	Each Shareholder participating in the Tag-Along Sale shall receive the same consideration per Common Unit and/or Preferred Unit, as the case may be, after deduction of such Shareholder’s proportionate share of the related expenses in accordance with clause 9.2.11; provided, however, that the aggregate proceeds from such Tag-Along Sale payable to Shareholders participating in the Tag-Along Sale shall be distributed pursuant to Amended Articles on the date of the Tag-Along Sale, assuming that the only Shares outstanding are the Shares participating in the Tag-Along Sale.

9.2.9	Each Tag-Along Shareholder shall make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Shareholder makes or provides in connection with the Tag-Along Sale; provided, that each Tag-Along Shareholder shall only be obligated to make individual representations and warranties with respect to such Shareholder’s title to and ownership of the applicable Shares, authorization, execution, and delivery of relevant documents, enforceability of such documents against the Tag-Along Shareholder, and other matters relating to such Tag-Along Shareholder, but not with respect to any of the foregoing with respect to any other Shareholders or their Shares; provided, further, that all representations, warranties, covenants, and indemnities shall be made by the Selling Shareholder and each Tag-Along Shareholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Shareholder and each Tag-Along Shareholder, in each case in an amount not to exceed the aggregate proceeds received by the Selling Shareholder and each such Tag-Along Shareholder in connection with the Tag-Along Sale.

9.2.10	Each Tag-Along Shareholder shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Shareholder, but subject to clause 9.2.9.

9.2.11	The fees and expenses of the Selling Shareholder incurred in connection with a Tag-Along Sale and for the benefit of all Tag-Along Shareholders (it being understood that costs incurred by or on behalf of a Selling Shareholder for such Shareholder’s sole benefit will not be considered to be for the benefit of all Tag-Along Shareholders), to the extent not paid or reimbursed by the Company or the Proposed transferee, shall be shared by the Selling Shareholder and all the participating Tag-Along Shareholders on a pro rata basis, based on the consideration received by each such Shareholder; provided, that no Tag-Along Shareholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

9.2.12	The Selling Shareholder shall have sixty (60) days following the expiration of the Tag-Along Period in which to consummate the Tag-Along Sale, on terms not more favorable to the Selling Shareholder than those set forth in the Tag-Along Notice (which such 60-day period may be extended for a reasonable time not to exceed an additional ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Shareholder has not completed the Tag-Along Sale, the Selling Shareholder may not then effect a transfer that is subject to this clause 9.2 without again fully complying with the provisions of this 9.2.2.”

	9.3	No Shareholder shall, except with the prior written consent of the other, create or permit to subsist any pledge, lien or charge over, or grant any option or other rights or dispose of any interest in, all or any of the Shares held by it (otherwise than by a transfer of those Shares in accordance with the provisions of the Articles) and any person in whose favor any pledge, lien, or charge is created or permitted to subsist or any option or rights are granted or any interest is disposed of shall be subject to and bound by the same limitations and provisions as embodied in this agreement.”

2.11	Clause 16.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Any Intellectual Property owned by a Shareholder or created by a Shareholder during the course of this Agreement shall remain the property of that Shareholder and that Intellectual Property shall not vest in the Company or the other Shareholder; provided, however, the Intellectual Property related to the video gaming products shall be assigned to the Company, and that ownership of the Intellectual Property related to the 24 Hours of Le Mans Virtual program will remain the property of Party A and subject to the terms of a license agreement between Party A and the Company.”

2.12	Clause 27 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Amended Articles, the terms of this Agreement as Amended by Amendment No. 1 to the Le Mans Esports Series Ltd JV Agreement shall prevail as between the Shareholders.”

2.13	Clause (a) of the definition of “Event of Default” as set forth in Clause 14.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“that Shareholder commits a material breach of its obligations under this agreement or the Articles and, in the case of a breach capable of remedy, failing to remedy that breach within 10 Business Days of being notified of that material breach in writing by the other Shareholder; provided, however, that any funding provided by Party B to the Company for the purposes of game development shall not be considered loan financing as set forth in clause 7 and Party A’s failure to contribute its pro rata share of such funding to the Company will not be considered an Event of Default for the purposes of this clause 14.3(a).”

3	DATE OF EFFECITVENESS; LIMITED EFFECT

This Amendment will be deemed effective as of the date first written above (the Effective Date). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Existing Agreement as amended by this Amendment.

4	CHOICE OF LAW AND JURISDICTION

	4.1	This Amendment shall be governed by and construed in accordance with English Law.

	4.2	Each Party irrevocably submits to the exclusive jurisdiction of the English courts in relation to all matters (including non-contractual matters) arising out of or in connection with this Amendment).

5	SUCCESSORS AND ASSIGNS

This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

6	COUNTERPARTS

This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

7	ENTIRE AGREEMENT

This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

This Amendment has been signed and dated by and on behalf of the Parties on the date stated at the beginning of it.

SIGNED on behalf of AUTOMOBILE	)	/s/ Pierre Fillon
CLUB DE L’OUEST
	)	Authorised Signatory

SIGNED on behalf of MOTORSPORT	)	/s/ Dmitry Kozko
GAMES INC.
	)	Authorised Signatory

SIGNED on behalf of LE MANS	)	/s/ Dmitry Kozko
ESPORTS SERIES LIMITED
	)	Authorised Signatory